Filed pursuant to Rule 424(b)(3)

Registration No.: 333-274895

PROSPECTUS SUPPLEMENT No. 6

(To the Prospectus dated December 18, 2023)

BIODEXA PHARMACEUTICALS PLC

697,614 Class A Units consisting of 697,614 American Depositary Shares Representing Ordinary Shares, 697,614 Series E Warrants to purchase 697,614 American Depositary Shares Representing Ordinary shares and 697,614 Series F Warrants to purchase 697,614 American Depositary Shares Representing Ordinary Shares, and

1,911,176 Class B Units consisting of 1,911,176 Pre-Funded Warrants to purchase 1,911,176 American Depositary Shares Representing Ordinary Shares, 1,911,176 Series E Warrants to purchase 1,911,176 American Depositary Shares Representing Ordinary Shares, and 1,911,176 Series F Warrants to purchase 1,911,176 American Depositary Shares Representing Ordinary Shares and

104,351 Representative Warrants to purchase 104,351 American Depositary Shares Representing Ordinary Shares

697,614 American Depositary Shares Representing Ordinary Shares

7,233,107 Warrants to purchase American Depositary Shares Representing Ordinary Shares

7,233,107 American Depositary Shares Representing Ordinary Shares Underlying the Warrants

This prospectus supplement No. 6 (the “Prospectus Supplement”) amends and supplements our prospectus contained in our Registration Statement on Form F-1, effective as of December 18, 2023 (the “Prospectus”), related to the offering of 697,714 Class A Units and 1,911,176 Class B Units by us.

This Prospectus Supplement is being filed in order to incorporate into and include in the Prospectus the information contained in our attached Form 6-K, filed with the Securities and Exchange Commission on August 30, 2024.

This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “BDRX.” The last reported closing price of Depositary Shares on the NASDAQ Capital Market on September 5, 2024 was $0.396.

Investing in our securities involves risks. See “Risk Factors” beginning on page 11 of the Prospectus and in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

______________________________

The date of this Prospectus Supplement is September 6, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of August 2024

Commission File Number 001-37652

Biodexa Pharmaceuticals PLC

(Translation of registrant’s name into English)

1 Caspian Point,

Caspian Way

Cardiff, CF10 4DQ, United Kingdom

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒      Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

The information included in this report on Form 6-K shall be deemed to be incorporated by reference into the registration statements on Form S-8 (File Number 333-209365) and Form F-3 (File Number 333-267932) of the Company (including any prospectuses forming a part of such registration statements) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

SUBMITTED HEREWITH

Attached to the Registrant’s Form 6-K filing for the month of June 2023 is:

Exhibit No.	Description

99.1	Press release dated August 30, 2024.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Biodexa Pharmaceuticals PLC

Date: August 30, 2024	By:	/s/ Stephen Stamp
Stephen Stamp
Chief Executive Officer and Chief Financial Officer

Exhibit 99.1

August 30, 2024

Biodexa Pharmaceuticals PLC

(“Biodexa” or the “Company”)

Receipt of Nasdaq Delisting Determination

Plans to Appeal

Biodexa Pharmaceuticals PLC (Nasdaq: BDRX), an acquisition-focused clinical stage biopharmaceutical company developing a pipeline of innovative products for the treatment of diseases with unmet medical needs, announced today that on August 27, 2024, it received a Staff Determination letter (the “Letter”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company of the Staff’s determination to delist the Company’s securities from The Nasdaq Capital Market because the Company’s securities have had a closing bid price below $1.00 for 30 consecutive business days, which triggers a notice of delisting pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Rule”). Normally, a company would be afforded a 180-calendar day period to demonstrate compliance with the Rule. However, pursuant to Listing Rule 5810(c)(3)(A)(iv), the Company is not eligible for any compliance period specified in Rule 5810(c)(3)(A) because the Company effected reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one.

Accordingly, and as described in the Letter, unless the Company timely requests a hearing before a Hearings Panel (the “Panel”), the Company’s securities would be subject to suspension/delisting. Accordingly, the Company intends to timely request a hearing before the Panel. The hearing request will automatically stay any suspension or delisting action pending the hearing and the expiration of any additional extension period granted by the Panel following the hearing.

About Biodexa Pharmaceuticals PLC

Biodexa Pharmaceuticals PLC (listed on NASDAQ: BDRX) is a clinical stage biopharmaceutical company developing a pipeline of innovative products for the treatment of diseases with unmet medical needs. The Company’s lead development programs include eRapa, under development for Familial Adenomatous Polyposis and Non-Muscle Invasive Blader Cancer: tolimidone, under development for the treatment of type 1 diabetes; and MTX110, which is being studied in aggressive rare/orphan brain cancer indications.

eRapa is a proprietary oral tablet formulation of rapamycin, also known as sirolimus. Rapamycin is an mTOR (mammalian Target Of Rapamycin) inhibitor. mTOR has been shown to have a significant role in the signaling pathway that regulates cellular metabolism, growth and proliferation and is activated during tumorgenesis.

Tolimidone is an orally delivered, potent and selective inhibitor of Lyn kinase. Lyn is a member of the Src family of protein tyrosine kinases, which is mainly expressed in hematopoietic cells, in neural tissues, liver, and adipose tissue. Tolimidone demonstrates glycemic control via insulin sensitization in animal models of diabetes and has the potential to become a first in class blood glucose modulating agent.

MTX110 is a solubilised formulation of the histone deacetylase (HDAC) inhibitor, panobinostat. This proprietary formulation enables delivery of the product via convection-enhanced delivery (CED) at chemotherapeutic doses directly to the site of the tumor, by-passing the blood-brain barrier and potentially avoiding systemic toxicity.

Biodexa is supported by three proprietary drug delivery technologies focused on improving the bio-delivery and bio-distribution of medicines. Biodexa’s headquarters and R&D facility is in Cardiff, UK. For more information visit www.biodexapharma.com.

Forward-Looking Statements

Certain statements in this announcement may constitute “forward-looking statements” within the meaning of legislation in the United Kingdom and/or United States. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation. All statements contained in this announcement that do not relate to matters of historical fact should be considered forward-looking statements including, but not limited to, the anticipated net proceeds, and the anticipated use of proceeds therefrom, and projected cash runway. In certain cases, forward-looking statements can be identified by the use of words such as “plans”, “expects” or “does not anticipate”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved.” Forward-looking statements and information are subject to various known and unknown risks and uncertainties, many of which are beyond the ability of the Company to control or predict, that may cause their actual results, performance or achievements to be materially different from those expressed or implied thereby, and are developed based on assumptions about such risks, uncertainties and other factors set out herein.

Reference should be made to those documents that Biodexa shall file from time to time or announcements that may be made by Biodexa in accordance with the rules and regulations promulgated by the SEC, which contain and identify other important factors that could cause actual results to differ materially from those contained in any projections or forward-looking statements. These forward-looking statements speak only as of the date of this announcement. All subsequent written and oral forward-looking statements by or concerning Biodexa are expressly qualified in their entirety by the cautionary statements above. Except as may be required under relevant laws in the United States, Biodexa does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or events otherwise arising.